Filed Pursuant to Rule 433

Dated September 9, 2026

Registration No. 333-277813

CAPITAL ONE FINANCIAL CORPORATION

€1,500,000,000

€750,000,000 4.326% FIXED-TO-FLOATING RATE SENIOR NOTES DUE 2032

€750,000,000 4.832% FIXED-TO-FLOATING RATE SENIOR NOTES DUE 2037

Summary of Terms for Issuance

Issuer:	Capital One Financial Corporation

Legal Entity Identifier:	ZUE8T73ROZOF6FLBAR73

Trade Date:	September 9, 2026

Settlement Date: *	September 15, 2026 (T+4)

Ranking:	Senior Unsecured

Expected Security Ratings (Outlook): **	Baa1 (stable) / BBB+ (stable) / A- (stable) (Moody’s / S&P / Fitch)

€750,000,000 4.326% FIXED-TO-FLOATING RATE SENIOR NOTES DUE 2032

Security:	4.326% Fixed-to-Floating Rate Senior Notes due 2032 (the “2032 notes”)

Principal Amount:	EUR €750,000,000

Net Proceeds to Issuer (before expenses):	EUR €747,375,000

Maturity Date:	September 15, 2032

Interest Reset Date:	September 15, 2031

Fixed Rate Period:	From and including September 15, 2026 to but excluding the Interest Reset Date

Floating Rate Period:	From and including the Interest Reset Date to but excluding the Maturity Date

Payment Frequency:	Annually with respect to the Fixed Rate Period and quarterly with respect to the Floating Rate Period

Day Count/Business Day Convention:	Fixed Rate Period: Actual/Actual (ICMA); Following, Unadjusted Floating Rate Period: Actual/360; Modified Following, Adjusted

Fixed Rate Period Interest Payment Dates:	Annually in arrears on each September 15, commencing on September 15, 2027 and ending on September 15, 2031

Benchmark Security:	DBR 0.000% Notes due August 15, 2031

Benchmark Security Price and Yield:	85.76; 3.168%

Spread to Benchmark Security:	+115.8 bps

Yield to Maturity:	4.326%

Mid-Swap Yield:	3.346%

Spread to Mid-Swap Yield:	+98 bps

Fixed Rate Period Coupon:	4.326% per annum

Price to Public:	100.000% of principal amount

Floating Rate Period Interest Rate:	Base Rate plus the Spread payable quarterly in arrears during the Floating Rate Period

Base Rate:	EURIBOR determined for each quarterly Floating Rate Interest Payment Period, in accordance with the terms and provisions set forth under “Description of the Notes—Floating Rate Period Interest Rates” in the Preliminary Prospectus Supplement (as defined below)

Index Maturity:	Three months

Spread (Plus or Minus):	Plus 107.2 bps

Floating Rate Interest Payment Periods:	Quarterly; with respect to a Floating Rate Interest Payment Date, the period from and including the most recent Floating Rate Interest Payment Date (or from and including the Interest Reset Date in the case of the first Floating Rate Interest Payment Period) to but excluding the next succeeding Floating Rate Interest Payment Date

Floating Rate Interest Determination Date:	The second T2 Business Day prior to the first day of each applicable Floating Rate Interest Payment Period

Floating Rate Interest Payment Dates:	Quarterly in arrears on each March 15, June 15, September 15 and December 15, beginning on December 15, 2031 and ending on the Maturity Date; provided if the scheduled Maturity Date falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled Maturity Date

Business Day:	New York, New York, Chicago, Illinois, McLean, Virginia, London, England and T2 system (or its successor)

Optional Redemption:	The Issuer may redeem the 2032 notes at its option on September 15, 2031 (which is the date that is one year prior to the Maturity Date), in whole but not in part, at a redemption price equal to 100% of the principal amount of the 2032 notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date upon not less than 15 nor more than 60 days’ prior notice given to the holders of the 2032 notes to be redeemed

Redemption for Tax Reasons:	If the Issuer determines that, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein, or any income tax treaty, or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, or treaties, which change or amendment becomes effective on or after the date of issuance of the 2032 notes, the Issuer has or will become obligated to pay additional amounts with respect to the 2032 notes, then the Issuer has the option to redeem at any time, in whole, but not in part, the 2032 notes at a redemption price equal to 100% of the principal amount of the 2032 notes to be redeemed, plus any accrued and unpaid interest and additional amounts to, but not including, the redemption date

Minimum Denomination:	€100,000 and integral multiples of €1,000 in excess thereof

ISIN/Common Code/CUSIP:	XS3486716775 / 348671677 / 14040H DR3

Paying Agent:	The Bank of New York Mellon, London Branch.

Listing:	The Issuer intends to apply to list the 2032 notes on the New York Stock Exchange

€750,000,000 4.832% FIXED-TO-FLOATING RATE SENIOR NOTES DUE 2037

Security:	4.832% Fixed-to-Floating Rate Senior notes due 2037 (the “2037 notes,” together with the 2032 notes, the “notes”)

Principal Amount:	EUR €750,000,000

Net Proceeds to Issuer (before expenses):	EUR €746,625,000

Maturity Date:	September 15, 2037

Interest Reset Date:	September 15, 2036

Fixed Rate Period:	From and including September 15, 2026 to but excluding the Interest Reset Date

Floating Rate Period:	From and including the Interest Reset Date to but excluding the Maturity Date

Payment Frequency:	Annually with respect to the Fixed Rate Period and quarterly with respect to the Floating Rate Period

Day Count/Business Day Convention:	Fixed Rate Period: Actual/Actual (ICMA); Following, Unadjusted Floating Rate Period: Actual/360; Modified Following, Adjusted

Fixed Rate Period Interest Payment Dates:	Annually in arrears on each September 15, commencing on September 15, 2027 and ending on September 15, 2036

Benchmark Security:	DBR 3.000% Notes due August 15, 2036

Benchmark Security Price and Yield:	96.50; 3.420%

Spread to Benchmark Security:	+141.2 bps

Yield to Maturity:	4.832%

Mid-Swap Yield:	3.452%

Spread to Mid-Swap Yield:	+138 bps

Fixed Rate Period Coupon:	4.832% per annum

Price to Public:	100.000% of principal amount

Floating Rate Period Interest Rate:	Base Rate plus the Spread payable quarterly in arrears during the Floating Rate Period

Base Rate:	EURIBOR determined for each quarterly Floating Rate Interest Payment Period, in accordance with the terms and provisions set forth under “Description of the Notes—Floating Rate Period Interest Rates” in the Preliminary Prospectus Supplement (as defined below)

Index Maturity:	Three months

Spread (Plus or Minus):	Plus 145.1 bps

Floating Rate Interest Payment Periods:	Quarterly; with respect to a Floating Rate Interest Payment Date, the period from and including the most recent Floating Rate Interest Payment Date (or from and including the Interest Reset Date in the case of the first Floating Rate Interest Payment Period) to but excluding the next succeeding Floating Rate Interest Payment Date

Floating Rate Interest Determination Date:	The second T2 Business Day prior to the first day of each applicable Floating Rate Interest Payment Period

Floating Rate Interest Payment Dates:	Quarterly in arrears on each March 15, June 15, September 15 and December 15, beginning on December 15, 2036 and ending on the Maturity Date; provided if the scheduled Maturity Date falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled Maturity Date

Business Day:	New York, New York, Chicago, Illinois, McLean, Virginia, London, England and T2 system (or its successor)

Optional Redemption:	The Issuer may redeem the 2037 notes at its option on September 15, 2036 (which is the date that is one year prior to the Maturity Date), in whole but not in part, at a redemption price equal to 100% of the principal amount of the 2037 notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date upon not less than 15 nor more than 60 days’ prior notice given to the holders of the 2037 notes to be redeemed

Redemption for Tax Reasons:	If the Issuer determines that, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein, or any income tax treaty, or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, or treaties, which change or amendment becomes effective on or after the date of issuance of the 2037 notes, the Issuer has or will become obligated to pay additional amounts with respect to the 2037 notes, then the Issuer has the option to redeem at any time, in whole, but not in part, the 2037 notes at a redemption price equal to 100% of the principal amount of the 2037 notes to be redeemed, plus any accrued and unpaid interest and additional amounts to, but not including, the redemption date

Minimum Denomination:	€100,000 and integral multiples of €1,000 in excess thereof

ISIN/Common Code/CUSIP:	XS3486716858 / 348671685 / 14040H DS1

Paying Agent:	The Bank of New York Mellon, London Branch.

Listing:	The Issuer intends to apply to list the 2037 notes on the New York Stock Exchange.

OTHER INFORMATION

Settlement:	Euroclear/Clearstream, Luxembourg

Prohibition of Sales to EEA and UK Retail Investors:	Applicable

MiFID II Target Market and PRIIPs Regulation:	MiFID II professionals / ECPs-only / No PRIIPs KID – Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in the EEA.

UK MiFIR and FCA Product Disclosure Sourcebook (DISC):	UK MiFIR professionals / ECPs-only / No CCI disclosure document – Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No CCI disclosure document required by the FCA Product Disclosure Sourcebook has been prepared as not available to retail in the UK.

Stabilization:	Relevant stabilization regulations including FCA/ICMA apply

Joint Book-Running Managers:	Barclays Bank PLC Deutsche Bank AG, London Branch Goldman Sachs & Co. LLC Morgan Stanley & Co. International plc Capital One Securities, Inc.

Co-Managers:	Academy Securities, Inc. R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

*Note:

Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the first business day before delivery will be required by virtue of the fact that the notes initially will settle in four business days to specify alternative settlement arrangements to prevent a failed settlement.

**Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The notes will be represented by beneficial interests in fully registered permanent global notes (the “international global notes”) without interest coupons attached, which will be registered in the name of, and shall be deposited on or about September 15, 2026 with a common depositary for, and in respect of interests held through, Euroclear Bank, S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”). Any notes represented by global notes held by a nominee of Euroclear or Clearstream will be subject to the then applicable procedures of Euroclear and Clearstream, as applicable.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The notes are not intended to be offered, sold, or otherwise made available to and should not be offered, sold, or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling packaged retail and insurance based investment products or otherwise making them available to retail investors in the EEA has been prepared, and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

MIFID II PRODUCT GOVERNANCE / PROFESSIONAL INVESTORS AND ECPS ONLY TARGET MARKET – Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (for the purposes of this paragraph, a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

PROHIBITION OF SALES TO UK RETAIL INVESTORS – The notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is either one (or both) of: (i) not a “professional client” as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the UK by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or (ii) not a “qualified investor” as defined in paragraph

15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “UK POATRs”). Consequently, no disclosure document required by the Product Disclosure Sourcebook of the UK Financial Conduct Authority (“DISC”) for offering, selling or distributing the notes or otherwise making them available to retail investors in the UK has been prepared, and therefore offering, selling or distributing the notes or otherwise making them available to any retail investor in the UK may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED KINGDOM – In the UK, this document is for distribution only to non-retail investors (being persons who are not “retail investors” as defined in the paragraph above titled “Prohibition of Sales to UK Retail Investors”) who are also: (i) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); (ii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2)(a) to (c) (“high net worth companies, unincorporated associations etc.”) of the Order; or (iii) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated (all such persons together being referred to as “Relevant Persons”). In the UK, this document and the accompanying prospectus supplement and prospectus are directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. In the UK, any investment or investment activity to which this document and the accompanying prospectus supplement and prospectus relate is available only to Relevant Persons and will be engaged in only with Relevant Persons.

UK MIFIR PRODUCT GOVERNANCE//PROFESSIONAL INVESTORS AND ECPS ONLY TARGET MARKET - Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook, and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA (“UK MiFIR”); and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (for the purposes of this paragraph, a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Capital One Financial Corporation has filed a registration statement (File No. 333-277813 including a base shelf prospectus dated March 11, 2024 and Preliminary Prospectus Supplement dated September 8, 2026 (the “Preliminary Prospectus Supplement”)) with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents Capital One Financial Corporation has filed with the SEC and incorporated by reference in such documents for more complete information about Capital One Financial Corporation and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may obtain a copy of these documents by contacting Barclays Bank PLC at +1-888-603-5847, Deutsche Bank AG, London Branch at +44-20-541-9938, Goldman Sachs & Co. LLC at 1-866-471-2526, Morgan Stanley & Co. International plc at +1 (866) 718-1649 or Capital One Securities, Inc. at 1-800-666-9174, Attn: Compliance.

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